UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 12, 2011

Concho Resources Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33615	76-0818600

(Commission File Number)	(I.R.S. Employer Identification No.)

550 West Texas Avenue, Suite 100 Midland, Texas	79701

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (432) 683-7443
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 12, 2011, Concho Resources Inc. (the “Company”) entered into a Seventh Amendment (the “Seventh Amendment”) to its Amended and Restated Credit Agreement, dated as of July 31, 2008, with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended and Restated Credit Agreement”).
     The Seventh Amendment increases the aggregate limit on the Company’s permitted indebtedness evidenced by unsecured senior notes from $1.9 billion to $2.5 billion and extends the deadline for the Company to issue additional unsecured notes without any reduction in its borrowing base as a result of the issuance of such notes from May 1, 2012 to November 1, 2012. After November 1, 2012, any issuance of unsecured notes will result in a reduction in the Company’s borrowing base equal to the lesser of (i) $300.00 for every $1,000.00 of unsecured senior notes issued by the Company or (ii) such other amount, if any, as determined prior to such issuance by lenders holding at least two-thirds of the outstanding credit exposure and unused commitments under the Amended and Restated Credit Agreement.
     In addition, the Seventh Amendment reaffirms the Company’s current borrowing base of $2.5 billion under the Amended and Restated Credit Agreement.
     The foregoing description of the Seventh Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Seventh Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 concerning the Seventh Amendment is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description
10.1	Seventh Amendment to Amended and Restated Credit Agreement, dated as of October 12, 2011, among Concho Resources Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.
Date: October 14, 2011	By:	/s/ C. WILLIAM GIRAUD
		Name:	C. William Giraud
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Seventh Amendment to Amended and Restated Credit Agreement, dated as of October 12, 2011, among Concho Resources Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.